Exhibit 99.1

WESTERN GAS RESOURCES, INC.

ANNOUNCES SECOND QUARTER 2006 RESULTS

Denver, August 8, 2006.  Western Gas Resources, Inc. (NYSE:WGR) today announced that for the quarter ended June 30, 2006, net income increased 13 percent to $42.4 million, or earnings of $0.55 per share of common stock.  This compares to net income of $37.6 million, or earnings of $0.50 per share of common stock, for the same period in 2005.

For the six months ended June 30, 2006, net income increased 82 percent to $104.2 million, or earnings of $1.37 per share of common stock.  This compares to net income of $57.3 million, or earnings of $0.76 per share of common stock, for the same period in 2005.  Earnings per share of common stock for all periods are presented on a fully-diluted basis.

For the quarter ended June 30, 2006, revenues were $787.2 million, EBITDA (earnings before interest, taxes, depreciation and amortization) was $109.6 million and cash flow before working capital adjustments was $109.0 million.  For the six months ended June 30, 2006, revenues were $1.8 billion, EBITDA (earnings before interest, taxes, depreciation and amortization) was $244.3 million and cash flow before working capital adjustments was $224.6 million.  See the tables below for a reconciliation of EBITDA and cash flow before working capital adjustments.

The financial results for all periods included the effect of non-cash mark-to-market changes in the value of forward transactions related to the Company’s marketing activities and basis hedges for sales of the Company’s equity natural gas.  Pre-tax earnings for the quarter ended June 30, 2006 include a gain of $1.3 million from such non-cash items and pre-tax earnings for the quarter ended June 30, 2005 include a gain of $11.1 million for similar items.  Pre-tax earnings for the six months ended June 30, 2006 include a gain of $5.5 million from such non-cash items and pre-tax earnings for the six months ended June 30, 2005 include a loss of $17.6 million for similar items. The impact of non-cash mark-to-market changes will vary depending on the change in the forward price of natural gas related to the anticipated withdrawal of inventory from storage or the changes in the relative prices at various delivery points.

Volumes and prices.  Net production was 17.7 billion cubic feet equivalent (“Bcfe”) and averaged 194 million cubic feet equivalent per day (“MMcfed”) in the second quarter of 2006, representing a 17 percent increase compared to the same period in 2005. Gas throughput volumes at the Company’s gathering and processing facilities averaged 1.4 billion cubic feet per day (“Bcfd”) in the second quarter of 2006, representing a three percent increase compared to the same period in 2005.

Total gas sales volumes marketed, including equity gas production, gas purchased under contracts at the Company’s plants and gas purchased from third parties for resale, averaged 1.1 Bcfd in the second quarter of 2006. Average gas prices realized for marketed volumes for the quarter decreased six percent to $5.99 per thousand cubic feet (“Mcf”) compared to $6.38 per Mcf for the same period in 2005.

Total natural gas liquids (“NGLs”) sales volumes marketed averaged 1.8 million gallons per day in the second quarter of 2006.  Average NGL prices realized for marketed volumes for the quarter increased 30 percent to $1.14 per gallon compared to $0.88 per gallon for the same period in 2005.

The Company’s equity hedging positions increased operating profit by $12.3 million for the second quarter of 2006 compared to a decrease in operating profit of $657,000 in the second quarter of 2005.

Balance sheet.  At June 30, 2006, Western had total assets of $2.5 billion, cash and cash equivalents in short-term investments of $3.9 million, total long-term debt outstanding of $572.0 million and a debt to capitalization ratio, net of cash and cash equivalents of 36 percent.

Powder River Basin.  Net coal bed methane (“CBM”) production volumes increased 19 percent to 12.2 Bcf net in the second quarter of 2006 compared to the same period in 2005 and averaged 134 MMcfd.  In June 2006, the Company’s gross CBM production from the Big George fairway averaged approximately 218 MMcfd, a 123 percent increase from a year ago, from nine development areas.  Industry, including Western, was producing over 368 MMcfd in May 2006 from the Big George coal over a 1,800 square-mile area.

Greater Green River Basin.  Production from the Greater Green River Basin, primarily in the Pinedale Anticline and Jonah Field development areas, increased 13 percent to 4.3 Bcfe net in the second quarter of 2006 compared to the same period of 2005 and averaged 47 MMcfed.

Revisions to operational performance guidance for the remainder of 2006.  As a result of the Company’s proposed merger with a wholly-owned subsidiary of Anadarko Petroleum Corporation, announced on June 23, 2006, the Company is not providing updates or modifications to the previous guidance at this time.

Company description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline.  The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding drilling activity, production, new well locations, gross operating margin and operating expenses.  Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its goals will be achieved. These statements are subject to numerous risks and uncertainties, which may cause actual results to differ materially.  These risks and uncertainties include, among other things, changes in natural gas and NGL prices, the timeliness of federal and state permitting activity, the drilling budgets and schedules of third parties on the Company’s non-operated properties, government regulation or action, geological risk, environmental risk, weather, rig availability, transportation capacity and other factors as discussed in the Company’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

Financial Results:

(Dollars in thousands except share and per share amounts)

	Quarter				Six Months
	Ended June 30,				Ended June 30,
	2006		2005		2006		2005
Revenues:
Sale of gas	$576,716		$678,087		$1,348,377		$1,374,306
Sale of natural gas liquids	171,986		149,481		339,402		282,450
Gathering, processing and transportation	27,573		27,823		54,273		51,703
Price risk management activities	9,233		11,205		30,213		(9,043)
Other	1,666		1,430		3,990		2,717
Total Revenues	787,174		868,026		1,776,255		1,702,133
Costs and Expenses:
Product purchases	$592,861		$707,516		$1,368,993		$1,414,870
Plant and transportation operating expense	29,963		26,831		62,179		54,530
Oil and gas exploration and production expense	35,909		24,059		64,427		48,955
Depreciation, depletion and amortization	35,924		30,799		71,286		59,877
Selling and administrative expense	21,296		17,536		41,144		30,096
(Earnings) from equity investments	(2,440)		(2,246)		(4,814)		(4,380)
Interest expense	5,419		4,033		8,604		7,553
Total costs and expenses	718,932		808,528		1,611,819		1,611,501
Income before taxes	68,242		59,498		164,436		90,632
Provision for income taxes	25,873		21,869		60,205		33,297
Net Income	$42,369		$37,629		$104,231		$57,335
Weighted average shares of common stock outstanding	75,459,422		74,234,424		75,269,376		74,191,346
Earnings per share of common stock	$0.56		$0.51		$1.38		$0.77
Weighted average shares of common stock outstanding - assuming dilution	76,718,838		75,678,389		76,509,330		75,603,310
Earnings per share of common stock - assuming dilution	$0.55	(1)	$0.50	(2)	$1.37	(3)	$0.76 (4)

(1)   Fully-diluted earnings per share for the quarter ended June 30, 2006 include, as potential common shares, the issuance of 1.3 million common shares from the possible exercise of stock options.

(2)   Fully-diluted earnings per share for the quarter ended June 30, 2005 include, as potential common shares, the issuance of 1.4 million common shares from the possible exercise of stock options.

(3)   Fully-diluted earnings per share for the six months ended June 30, 2006 include, as potential common shares, the issuance of 1.2 million common shares from the possible exercise of stock options and restricted stock.

(4)   Fully-diluted earnings per share for the six months ended June 30, 2005 include, as potential common shares, the issuance of 1.4 million common shares from the possible exercise of stock options.

Condensed Consolidated Balance Sheet:

(Dollars in thousands)

	June 30,	December 31,
	2006	2005
Assets:
Current assets	$492,955	$676,193
Property and equipment, net	1,890,203	1,558,321
Other assets	104,445	100,120
Total assets	$2,487,603	$2,334,634

Liabilities and Stockholders’ Equity:
Liabilities:
Current liabilities	$461,885	$609,658
Long-term debt	572,000	430,000
Other liabilities	427,364	391,517
Total liabilities	1,461,249	1,431,175
Stockholders’ equity	1,026,354	903,459
Total liabilities and stockholders’ equity	$2,487,603	$2,334,634

Reconciliation of Net Income to EBITDA:

(Dollars in thousands)

	Quarter		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Net Income	$42,369	$37,629	$104,231	$57,335
Add:
Depreciation, depletion and amortization	35,924	30,799	71,286	59,877
Interest expense	5,419	4,033	8,604	7,553
Income taxes	25,873	21,869	60,205	33,297
EBITDA	$109,585	$94,330	$244,326	$158,062

EBITDA is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income.  The Company is presenting this information, as it is a measure of financial performance used in the Company’s credit facilities to monitor the Company’s ability to perform under these facilities.

Reconciliation of Net Income to

Cash Flow before Working Capital Adjustments:

(Dollars in thousands)

	Quarter		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Net Income	$42,369	$37,629	$104,231	$57,335
Add income items that do not affect operating cash flows:
Depreciation, depletion and amortization	35,925	30,799	71,286	59,877
Deferred income taxes	22,855	15,697	44,900	19,775
Excess tax benefits from share-based payment awards	(895)	—	(2,379)	—
(Gain) loss on sale of assets	(20)	(1)	1,024	27

Non-cash change in fair value of derivatives	(1,283)	(11,063)	(5,465)	17,614
Compensation expense from common stock options and restricted stock	6,986	653	11,637	926
Other non-cash items, net	3,043	(312)	(587)	(1,532)
Cash flow before working capital adjustments	$108,980	$73,402	$224,647	$154,022

Net working capital adjustments	(31,326)	(30,696)	41,017	6,080
Net cash provided by operating activities	$77,654	$42,706	$265,664	$160,102

Cash Flow before Working Capital Adjustments is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income.  The Company is presenting this information, as it is an important measure of financial performance used by equity analysts.

Operating Results:

(Dollars in thousands except per MMcfed, per MMcfd and per Mgal amounts)

	Quarter		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Exploration and Production:
Average gas production - net volumes sold (MMcfed)	197	167	193	165
Average gas price ($/Mcfe) (1)	$4.92	$5.37	$5.53	$5.17
Gathering and transportation expense ($/Mcfe)	$0.83	$0.76	$0.84	$0.79
Average wellhead gas price ($/Mcfe) (2)	$4.09	$4.61	$4.69	$4.38
Production taxes ($/Mcfe)	$0.78	$0.59	$0.72	$0.53
LOE ($/Mcfe) (3)	$0.93	$0.80	$0.85	$0.83
Other expense ($/Mcfe) (4)	$0.19	$0.12	$0.16	$0.18
Effect of equity hedges and other basis swaps	$11,844	$378	$21,483	$1,604
Non-cash change in fair value of derivatives	$362	$—	$(5,316)	$—
Segment - operating profit	$51,806	$47,513	$119,943	$86,462
Depreciation, depletion and amortization	$19,745	$16,899	$38,881	$32,528

Gas Gathering and Processing:
Gas throughput volumes (MMcfd)	1,436	1,394	1,410	1,375
Gross operating margin ($/Mcf) (5)	$0.75	$0.60	$0.71	$0.62
Plant operating expense ($/Mcf) (5)	$0.22	$0.20	$0.24	$0.21
Effect of equity hedges	$952	$(1,035)	$2,053	$(1,774)
Income from equity investments	$2,440	$2,246	$4,814	$4,380
Non-cash change in fair value of derivatives	$(1,630)	$(37)	$(1,755)	$(125)
Segment - operating profit	$70,700	$50,944	$126,933	$103,232
Depreciation, depletion and amortization	$13,472	$11,594	$27,076	$22,872

Gas Transportation:
Gas transportation volumes (MMcfd)	126	139	131	148
Transportation and sales revenue	$5,505	$5,431	$11,687	$11,368
Operating and product purchase expense	$1,794	$2,429	$3,930	$5,098
Segment - operating profit	$3,711	$3,002	$7,757	$6,270
Depreciation, depletion and amortization	$454	$436	$917	$839

Marketing:
Average gas sales (MMcfd)	1,082	1,162	1,094	1,231
Average NGL sales (Mgald)	1,790	1,876	1,813	1,819
Average gas price ($/Mcf)	$5.99	$6.38	$6.86	$6.13
Average NGL price ($/Gal)	$1.14	$0.88	$1.07	$0.86
Average gas sales margin ($/Mcf) (6)	$(0.008)	$(0.025)	$0.060	$0.030
Average NGL sales margin ($/Gal)	$0.016	$0.010	$0.016	$0.008
Non-cash change in fair value of derivatives	$2,551	$11,099	$12,536	$(17,488)
Segment - operating profit	$4,252	$10,239	$29,510	$(8,164)
Depreciation, depletion and amortization	$2	$35	$3	$71

(1)           Net of fuel and shrink.

(2)           Net of fuel, shrink, gathering and transportation.  Excludes the effect of hedging.

(3)           Includes production overhead.

(4)           Includes delay rentals, geological and geophysical expense, impairment and unsuccessful well expense.

(5)           Per Mcf of throughput.  Gross operating margin is gross revenues less product purchases and joint interest and excludes effect of hedging.

(6)           Excludes non-cash change in fair value of derivatives.

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603
E-mail: rwirth@westerngas.com